                      SUB-TRANSFER AGENCY AND SERVICE AGREEMENT
                                       between
                           ALPS MUTUAL FUNDS SERVICES, INC.
                                         and
                         STATE STREET BANK AND TRUST COMPANY

                                  TABLE OF CONTENTS

                                                                          PAGE

Article 1. Terms of Appointment; Duties of the Bank. . . . . . . . . . . . .2

Article 2. Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . .6

Article 3. Representations and Warranties of the Bank. . . . . . . . . . . .7

Article 4. Representations and Warranties of the Trust . . . . . . . . . . .7

Article 5. Data Access and Proprietary Information . . . . . . . . . . . . .8

Article 6. Indemnification . . . . . . . . . . . . . . . . . . . . . . . . 10

Article 7. Standard of Care. . . . . . . . . . . . . . . . . . . . . . . . 12

Article 8. Covenants of ALPS and the Bank. . . . . . . . . . . . . . . . . 12

Article 9. Termination of Agreement. . . . . . . . . . . . . . . . . . . . 13

Article 10. Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . 13

Article 11. Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . 14

Article 12. Massachusetts Law to Apply . . . . . . . . . . . . . . . . . . 14

Article 13. Merger of Agreement. . . . . . . . . . . . . . . . . . . . . . 14

Article 14. Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . 14

Article 15. Limitation of Liability of the Trustees and Shareholders . . . 14

                      SUB-TRANSFER AGENCY AND SERVICE AGREEMENT

     AGREEMENT made as of the 15th day of March, 1994, by and between ALPS MUTUAL FUNDS SERVICES, INC., a Colorado corporation, having its principal office and place of business at 370 Seventeenth Street, Suite 2700, Denver, Colorado 80202 ("ALPS" or the "Administrator"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

    WHEREAS, the Trust and ALPS have entered into an Administration Agreement dated as of February 1, 1994 (the "Administration Agreement") pursuant to which ALPS is to provide various services,

     WHEREAS, ALPS has been appointed as the transfer agent, dividend disbursing agent and agent in connection with certain other activities for the FGIC Public Trust, a Delaware business trust, having its principal office and place of business at 370 Seventeenth Street, Suite 2700, Denver, Colorado, 80202 (the "Trust"), and ALPS desires to sub-contract its transfer agency duties to the Bank and the Bank agrees to accept such appointment;

     WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Trust presently offers Shares in 2 series, the Enhanced Government Income Fund (the "Enhanced Fund") and the Treasury Money Market Fund (the "Money Market Fund"), [together with any other series subsequently offered by the Trust and made subject to this Agreement (the "Funds")];

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1. TERMS OF AGREEMENT; DUTIES OF THE BANK

          1.01 Subject to the terms and conditions set forth in this Agreement, ALPS hereby employs and appoints the Bank to act as, and the Bank agrees to act as its transfer agent for the Trust's authorized and issued shares of beneficial interest in the Funds ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Trust ("Shareholders") and set

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out in the currently effective prospectus and statement of additional information ("prospectuses") of the Trust, including without limitation any periodic investment plan or periodic withdrawal program.

                1.02 The Bank agrees that it will perform the following services in accordance with the Fund's prospectus:

                (a) In accordance with procedures established from time to time by agreement between ALPS and the Bank, the Bank shall:

               (i) Receive for acceptance, orders for the purchase of Shares, promptly deliver payment and appropriate documentation thereof to the Custodian of the Trust authorized pursuant to the Declaration of Trust of the Trust (referred to herein as the "Custodian"), and make proper remittance of any sales load received by it to the persons entitled to the same as instructed by the Trust's Administrator;

               (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

               (iii) In the event any check or other order for the transfer of money is returned unpaid, take such steps as it may deem appropriate or the Trust or ALPS may instruct to protect the Trust, ALPS and the Bank from financial loss;

               (iv) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the appropriate Custodian;

               (v) In respect to the transactions in items (i), (ii) and (iv) above, the Bank shall execute transactions directly with broker-dealers authorized by the Trust who shall thereby be deemed to be acting on behalf of ALPS and the Trust;

                (vi) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

               (vii) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

               (viii) Prepare and transmit payments (or where appropriate credit a Shareholder account) for dividends and distributions declared by a Fund;

               (ix) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Bank of indemnification satisfactory to the Bank and protecting the Bank, ALPS and the Trust, and the Bank at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

               (x) Maintain records of account for and advise ALPS of the Trust's Shareholders as to the foregoing; and

                (xi) Record the issuance of Shares of the Trust and maintain pursuant to SEC Rule 17Ad-l0(e) a record of the total number of Shares of the Trust which are authorized, based upon data provided to it by ALPS and the Trust, and issued and outstanding. The Bank shall also provide to ALPS and the Trust on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust, subject to section 1.02(c) of this Agreement.

                (b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), the Bank shall: (i) perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts and maintaining records with respect to such withholding, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, responding to Shareholder telephone calls and Shareholder correspondence, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and
(ii) provide a system which will enable the Trust to monitor the total number of Shares sold in each State.

                (c) In addition, the Trust's Administrator shall (i) identify to the Bank in writing those transactions and assets to be treated as exempt from blue sky registration for each State. The responsibility of the Bank for a Fund's blue sky State registration status is solely limited to the initial establishment of transactions, verification and monitoring transactions for each State and the reporting of such transactions to the Fund as provided above. Notwithstanding the immediately preceding statement, the Bank shall not issue, shares in any State unless the Bank has been notified by ALPS or the Trust that such Shares have been registered under the securities laws of such State, or that there is an available exemption from registration.

                (d) Procedures as to who shall provide certain of these services in Article 1 may be established from time to time by agreement between ALPS and the Bank per the attached service responsibility schedule. The Bank may at times perform only a portion of these services and ALPS or its agent may perform these services on the Trust's behalf.

                (e) The Bank shall provide such additional services on behalf of the Trust (e.g., escheatment services)which may be agreed upon in writing between the Bank, ALPS and the Trust.

Article 2. FEES AND EXPENSES

          2.01 For the performance by the Bank of services pursuant to this Agreement, ALPS agrees to pay the Bank an annual maintenance fee for each Shareholder account as set out in the initial fee schedule attached hereto as Exhibit A. Such fees and out-of-pocket expenses and advances identified under
Section 2.02 below may be changed from time to time subject to mutual written agreement between ALPS and the Bank.

          2.02 In addition to the fee paid under Section 2.01 above, ALPS agrees to reimburse the Bank for out-of-pocket expenses, including but not limited to, confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Bank for the items set out in the fee schedule attached hereto as Exhibit A. In addition, any other expenses incurred by the Bank at the request or with the consent of ALPS, will be reimbursed by ALPS.

          2.03 ALPS agrees to pay all fees and reimbursable expenses described in section 2.02 above, within thirty days following the receipt of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to the Bank by ALPS at least seven (7) days prior to the mailing date of such materials.

Article 3. REPRESENTATIONS AND WARRANTIES OF THE BANK

The Bank represents and warrants to ALPS that:

          3.01 It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

          3.02 It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

          3.03 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

          3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

          3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4. REPRESENTATIONS AND WARRANTIES BY ALPS ON BEHALF OF THE TRUST

ALPS represents and warrants to the Bank that the Trust:

          4.01 Is a business trust duly organized and existing and in good standing under the laws of Delaware.

          4.02 Is empowered under applicable laws and by its Declaration of Trust and By-Laws to have ALPS enter into and perform this Agreement.

          4.03 All trust proceedings required by said Declaration of Trust and By-Laws have been taken to authorize ALPS and the Trust to enter into and perform this Agreement.

           4.04 Is an open-end and diversified management investment company registered under the Investment Company Act of 1940, as amended.

           4.05 Will ensure that a registration statement under The Securities Act of 1933, as amended, is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

Article 5. DATA ACCESS AND PROPRIETARY INFORMATION

           5.01 ALPS acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Bank as part of the Trust's ability to access certain related data ("Customer Data") maintained by the Bank on data bases under the control and ownership of the Bank ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Bank. It is understood that Customer Data, which includes data provided to the Bank by or on behalf of the Trust and records belonging to the Trust pursuant to Section 31 of The Investment Company Act of 1940, as amended (and the Rules thereunder), will not be deemed to be Data Access Services or Proprietary Information. ALPS agrees to treat all Proprietary Information provided to the Trust as proprietary to the Bank and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, ALPS agrees for itself and its employees and agents:

    (a) to access Customer Data solely from locations as may be designated in writing by the Bank and solely in accordance with the Bank's applicable user documentation;

    (b) to refrain from copying or duplicating in any way the Proprietary Information;

    (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such


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

         access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Bank's instructions;

    (d) to refrain from causing or allowing third-party data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of the Bank;

    (e) that ALPS shall have access only to those authorized transactions agreed upon by the parties;

    (f) to honor all reasonable written requests made by the Bank to protect at the Bank's expense the right of the Bank in Proprietary Information at common law, under federal copyright law and under other federal or state law. Each party shall take reasonable efforts to advise its employees or independent service contractors of the obligations pursuant to this Article 5. The obligations of this Article shall survive any earlier termination of this Agreement.

          5.02 If ALPS notifies the Bank that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Bank shall endeavor in a timely manner to correct such failure. Organizations from which the Bank may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and ALPS agrees to make no claim against the Bank arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof, provided that the Bank will comply with all reasonable requests for assistance from ALPS in resolving any claim or other discrepancy ALPS may have with such third party organizations. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS (PROVIDED THAT THE BANK SHALL CONTINUE TO BE RESPONSIBLE FOR ANY DELAY IN OR OTHER FAILURE OF PERFORMANCE THAT ARISES AS A RESULT OF A MATTER REASONABLY WITHIN THE BANK'S CONTROL). THE BANK EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         5.03 If the transactions available to ALPS include the ability to originate customer originated electronic financial instruction to the Bank in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information (such transactions constituting a "COEFI"), then in such event the Bank shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with reasonable security procedures established by ALPS and the Bank from time to time.

Article 6. INDEMNIFICATION

          6.01 The Bank shall not be responsible for, and ALPS shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

          (a) All actions taken or omitted to be taken by the Bank or its agent or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

          (b) The Funds' lack of good faith, negligence or willful misconduct which arises out of the breach of any representation or warranty of ALPS hereunder.

          (c) The good faith reliance on or use by the Bank or its agents or subcontractors of written information, records and documents or services which
(i) are received or relied upon by the Bank or its agents or subcontractors and furnished to it or performed by or on behalf of the Fund(s), and (ii) have been prepared, maintained and/or performed by the Fund(s) or any other authorized person or firm on behalf of the Fund(s).

          (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of ALPS or the Fund(s) pursuant to this Agreement, provided that the Bank and its agents and subcontractors act in good faith and without negligence or willful misconduct.

          (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state, provided that the Bank and its agents and subcontractors act in good faith and without negligence or willful misconduct.

         6.02 At any time the Bank may apply to any officer of ALPS for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by ALPS for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel (provided such counsel is reasonably satisfactory to ALPS). The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund(s), reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by ALPS in the form of machine readable input, telex, CRT data entry or other similar means authorized by the Fund(s), and shall not be held to have notice of any change of authority of any person, 1 until receipt of written notice thereof from the Fund(s). me Bank, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officer(s) of ALPS, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

          6.03 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

          6.04 In order that the indemnification provisions contained in this
Article 6 shall apply, upon the assertion of a claim for which ALPS may be required to indemnify the Bank, the Bank shall promptly notify ALPS of such assertion, and shall keep ALPS and the Trust advised with respect to all developments concerning such claim. ALPS shall have the option to participate with the Bank in the defense of such claim or to defend against said claim in its own name or in the name of the Bank. m e Bank shall in no case confess any claim or make any compromise in any case in which ALPS may be required to indemnify the Bank except with the Trust's and ALPS' prior written consent.

Article 7. STANDARD OF CARE

          7.01 The Bank shall at all times act in good faith and agrees to use its best efforts to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees, agents or Subcontractors.

Article 8. COVENANTS OF ALPS AND THE BANK

         8.01 ALPS shall promptly furnish to the Bank the following:

                (a) A certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of ALPS and the execution and delivery of the Transfer Agency Agreement between ALPS and the Trust.

                (b) A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.

                (c) Copies of each vote of the Board of Trustees of the Trust designating authorized persons to give instructions to ALPS and the Bank.

          8.02 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices and for the performance of any other of the Bank's duties hereunder.

          8.03 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it nay deem advisable, and as required by applicable laws, rules and regulations. To the extent required by
Section 31 of the Investment Company Act of 1940, as amended, and the Rules -thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to ALPS and the Trust on and in accordance with its request. Additionally, the

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Bank will make reasonably available to ALPS, the Trust, and their authorized representatives records maintained by the Bank pursuant to this Agreement for reasonable inspection, use and audit, and will take all reasonable action to assist ALPS' and the Trust's independent accountants in rendering their opinion(s).

          8.04 The Bank and ALPS agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

          8.05 In case of any requests or demands for the inspection of the Shareholder records of the Trust, the Bank will endeavor to notify ALPS and to secure instructions from an authorized officer of ALPS as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 9. TERMINATION OF AGREEMENT

           9.01 This Agreement may be terminated by either party upon ninety
(90) days written notice to the other, and may be terminated immediately by ALPS should the Bank cease to be qualified to act as the transfer agent under this Sub-Agreement pursuant to applicable law.

           9.02 Should ALPS exercise its right to terminate this Agreement, other than as a result of a default under this Agreement by the Bank, all out-of-pocket expenses associated with the movement of records and material will be borne by ALPS. Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination.

Article 10. ASSIGNMENT

           10.01 Except as provided in Section 10.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.


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

           10.02 his Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

Article 11. AMENDMENT

          11.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

Article 12. COLORADO LAW TO APPLY

          12.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Colorado.

Article 13 MERGER OF AGREEMENT

          13.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

Article 14. COUNTERPARTS

          14.01 This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Article 15. LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS

          15.01 The names MAGIC Public Trusts and Trustees of FGIC Public Trust. refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated and as may be amended from time to time which is hereby referred to and a copy of which is on file at the office of the Secretary of the State of Delaware and the principal office of the Trust. The obligations of -FGIC Public Trust. entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any class of shares of the Trust must look solely to the Trust property belonging to such class for the enforcement of any claims against the Trust. The Shareholders of the Trust shall not be personally liable for any obligation or liabilities of the Trust, any Fund or any series of Shares of any Fund.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                             ALPS MUTUAL FUND SERVICES, INC.

                             By:
                                ------------------------------

ATTEST:


-----------------------------


                             STATE STREET BANK AND TRUST COMPANY

                             By:
                                ------------------------------
                                         Vice President
ATTEST:


-----------------------------

                          STATE STREET BANK & TRUST COMPANY
                            FUND SERVICE RESPONSIBILITIES

SERVICE PERFORMED                                RESPONSIBILITY
-----------------                                --------------
                                           BANK                 ALPS
                                           ----                 ----
1.  Receives orders for the purchase
    of Shares.                              X

2.  Issue Shares and hold Shares in
     Shareholder accounts.                  X

3.  Receive redemption requests.            X

4.  Effect transactions 1-3 above
    directly with broker-dealers.           X

5.  Pay over monies to redeeming
    Shareholders.                           X

6.  Effect transfers of Shares.             X

7.  Prepare and transmit dividends
    and distributions.                      X

8.  Issue replacement Certificates.         X

9.  Reporting of abandoned property.        X

10. Maintain records of account.            X

11. Maintain and keep a current and
    accurate control book for each
    issue of securities.                    X

12. Mail proxies.                           X

13. Mail Shareholder reports.               X

14. Mail prospectuses to current
    Shareholders.                           X

15. Withhold taxes on U.S. resident
    and non-resident alien accounts.        X

16. Prepare and file U.S. Treasury
    Department forms.                       X

17. Prepare and mail account and
    confirmation statements for
    Shareholders.                           X

18. Provide Shareholder account
    information.                            X

19. Blue Sky reporting.                     X


    (*) Such services are more fully described in Article 1.02(a), (b) and (c) of the Agreement.


                                            ALPS MUTUAL FUNDS SERVICES, INC.

                                            By:
                                                ----------------------------

ATTEST:


---------------------------

                                            STATE STREET BANK AND TRUST COMPANY

                                            By:
                                                ------------------------------
                                                      Vice President
ATTEST:


---------------------------

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                                      EXHIBIT A

                         STATE STREET BANK AND TRUST COMPANY
                                  FGIC PUBLIC TRUST
                       FEE SCHEDULE FOR TRANSFER AGENT SERVICES

ITEM DESCRIPTION                                                PRICE

    Trade Processing    -              Manual                   $4.80
    (Per Trade)         -              Automated                $2.00

    Monthly Maintenance Fee            0 - 50 Shareholders      $1,000.00
    (Per Fund)                         51 - 100 Shareholders    $1,500.00
                                       101-150 Shareholders     $2,000.00
                                       151-200 Shareholders     $2,500.00

    Out of Pocket Expenses billed to client which include but is not limited to:

         -    Custom System Enhancements
         -    Communication
         -    Mailing Costs


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